Exhibit 99.3

Energy XXI and EPL Announce Preliminary Results of

Merger Consideration Elections

HOUSTON, TEXAS, June 2, 2014 — Energy XXI (Bermuda) Limited (“Energy XXI”) (NASDAQ: EXXI) (AIM: EXXI) and EPL Oil & Gas, Inc. (“EPL”) (NYSE: EPL) jointly announced today the preliminary results of the merger consideration elections made by EPL stockholders prior to the election deadline, which expired on Friday, May 30, 2014, at 5:00 p.m., Eastern time.

The merger consideration elections were made under the Agreement and Plan of Merger, dated as of March 12, 2014 (as amended, the “Merger Agreement”), by and among Energy XXI, EPL, Energy XXI Gulf Coast, Inc., an indirect wholly owned subsidiary of Energy XXI (“Gulf Coast”), and Clyde Merger Sub, Inc., a wholly owned subsidiary of Gulf Coast (“Merger Sub”), pursuant to which Merger Sub would merge with and into EPL, with the result that EPL would become an indirect wholly owned subsidiary of EXXI (the “Merger”).

The following preliminary Merger Consideration election results reflect only the elections made by EPL stockholders who hold their shares of common stock in street name. The tabulation of the elections by those EPL stockholders who hold their record ownership directly will be finalized and announced later today. In addition to the share totals shown below, 836,311 additional shares of EPL common stock are not yet outstanding, but are issuable in connection with the net exercise of outstanding stock options. In accordance with the Merger Agreement, each net exercise share will be converted into $39.00 in cash, without proration. Including these net exercise shares, a total of 39,928,038 shares of EPL common stock will receive merger consideration in the Merger.

Election	EPL Shares
Cash Election, excluding stock option net exercise shares	30,232,580
Mixed Election, including no election (Note 1)	7,718,840
Stock Election	1,140,307

Note 1: Under the Merger Agreement, EPL stockholders who did not make an election prior to the May 30th deadline are treated as having made a Mixed Election. Stockholders holding shares of EPL common stock in street name made affirmative Mixed Elections with respect to 2,609,121 shares. The remaining 5,109,719 shares in the Mixed Election category are either (i) shares held in street name for which no election was made prior to the deadline or (ii) shares for which record ownership is held directly, which have not yet been tabulated.

Based on these preliminary results, each share of EPL common stock would be converted into the following Merger Consideration:

Election	Cash	Energy XXI Stock
Cash Election, excluding stock option net exercise shares	$25.93	0.5594
Mixed Election, including no election	$25.35	0.5840
Stock Election	$0.00	1.6690

However, the final Merger Consideration election results will likely cause these proration calculations to change. After the final results of the election process are determined, the final allocation of the Merger Consideration will be calculated in accordance with the Merger Agreement.

Each EPL stockholder had the choice to elect to receive, for each share of EPL common stock held by that stockholder, $39.00 in cash (“Cash Election”), 1.669 shares of Energy XXI common stock (“Stock Election”) or a combination of $25.35 in cash and 0.584 of a share of Energy XXI common stock (“Mixed Election” and collectively the “Merger Consideration”), subject to proration with respect to the Stock Election and the Cash Election so that approximately 65% of the aggregate Merger Consideration will be paid in cash and approximately 35% will be paid in Energy XXI common stock.

EPL stockholders with questions regarding the election procedures may contact Continental Stock Transfer & Trust Company, the exchange agent for this transaction, at 917-262-2378, between the hours of 9 a.m. and 5 p.m., Eastern time, or Mackenzie Partners, Inc., EPL’s proxy solicitor, at 800-322-2885.

The Merger is expected to be completed on or about June 3, 2014, subject to certain customary closing conditions.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements concerning the proposed transaction, its financial and business impact, management’s beliefs and objectives with respect thereto, and management’s current expectations for future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions or other words of similar meaning are intended to identify those assertions as forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur, what impact they will have on the results of operations and financial condition of Energy XXI, EPL or of the combined company. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to the ability of the parties to satisfy the conditions precedent and consummate the proposed transaction, the timing of consummation of the proposed transaction, the ability of Energy XXI to integrate the acquired operations, the ability to implement the anticipated business plans following closing and achieve anticipated benefits and savings, and the ability to realize opportunities for growth. Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the documents filed with the SEC by Energy XXI and EPL from time to time, including their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements included in this press release are made only as of the date hereof. Neither Energy XXI nor EPL undertakes any obligation to update the forward-looking statements included in this press release to reflect subsequent events or circumstances.

About Energy XXI

Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. Cantor Fitzgerald Europe is Energy XXI’s listing broker in the United Kingdom. To learn more, visit the Energy XXI website at www.EnergyXXI.com.

About EPL

Founded in 1998, EPL is an independent oil and natural gas exploration and production company headquartered in Houston, Texas with an office in New Orleans, Louisiana. The company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

ENQUIRIES OF EXXI

Energy XXI

Stewart Lawrence

Vice President, Investor Relations and

Communications

713-351-3006

slawrence@energyxxi.com

Greg Smith

Director, Investor Relations

713-351-3149

gsmith@energyxxi.com

ENQUIRIES OF EPL

EPL

T.J. Thom

Executive Vice President, Chief Financial Officer

tthom@eplweb.com

Brunswick Group

Mark Palmer

214-254-3790

mpalmer@brunswickgroup.com

Cantor Fitzgerald Europe

Nominated Adviser: David Porter, Rick Thompson

Corporate Broking: Richard Redmayne

Tel: +44 (0) 20 7894 7000

Pelham Bell Pottinger

James Henderson

jhenderson@pelhambellpottinger.co.uk

Mark Antelme

mantelme@pelhambellpottinger.co.uk

+44 (0) 20 7861 3232

Ward

Deborah Buks

713-869-0707

dbuks@wardcc.com

Molly LeCronier

713-869-0707

mlecronier@wardcc.com

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